EXHIBIT 3(i)(b)

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
STARSOFT, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of Starsoft, Inc., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of the State of Nevada these Articles of Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Corporation"):

Pursuant to the provisions of Section 78.320, the amendments contained herein were duly approved and adopted by a majority of stockholders and by the board of directors of the Corporation.

The Articles of Incorporation of the Corporation were first filed with the Office of the Secretary of State of the State of Nevada on April 27, 1998; and

A Certificate of Change was filed with the Secretary of State of the State of Nevada on December 15, 2004.

Pursuant to a unanimous written consent resolution of the board of directors dated January 14, 2005 and action taken by a majority of the stockholders in lieu of a meeting on February 18, 2005, the directors and stockholders of the Corporation approved the filing of these Articles of Amendment to change the name of the Corporation and to decrease the number of authorized common shares.

THEREFORE, the First Article of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

"FIRST. The name of the corporation is:

Hendrx Corp."

THEREFORE, the Fourth Article of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

"FOURTH. That the total number of common stock authorized that may be issued by the Corporation is THREE HUNDRED AND FIFTY MILLION (350,000,000) shares of stock with a ONE TENTH OF ONE CENT ($.001) par value and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors."

The amendments to change the name of the Corporation and to decrease the number of authorized common shares were adopted by 17,850,000 shares, or 52.6%, of the 33,934,400 issued and outstanding shares of common stock entitled to approve such amendments.

The change in the Corporation's name and the decrease in the number of authorized common shares on will be effective on March 28, 2005 upon the filing of these amendments to the Articles of Incorporation of Starsoft, Inc. with the Office of the Secretary of State of the State of Nevada.

DATED this 18th day of February, 2005.
/s/ Anthony Lee
Anthony Lee, Chief Executive Officer and Director